MNP Petroleum Corp. retains Investor Relations Consultant
BAAR, SWITZERLAND, August 20, 2014

MNP Petroleum Corp. (“MNP”) (TSX-V: MNP; OTCQB: MNAP) announces that it has retained J. Streicher Capital LLC (“Streicher”) pursuant to a written agreement providing for a six month term beginning on an effective date of August 14, 2014. Pursuant to this agreement, Streicher has agreed to assist the Company at trade shows, liaise with the investment community and assist with the organization and presentation of roadshows. MNP has agreed to pay Streicher an initial engagement fee of US$7,500 and a monthly retainer of $7,500 plus approved expenses.

Furthermore, effective August 20, 2014, MNP also granted 750,000 stock options to Streicher. These 750,000 options are divided into three different groups – 250,000 exercisable at a price of $0.076 (the “First Option”), 250,000 exercisable at a price of $0.084 (the “Second Option”) and 250,000 exercisable at a price of $0.090 (the “Third Option). All of these options shall vest in four quarterly instalments over a period of twelve months, with the first instalment of 187,500 options (consisting of 62,500 First Options, 62,500 Second Options and 62,500 Third Options) vesting October 13, 2014, the second instalment of 187,500 options (consisting of 62,500 First Options, 62,500 Second Options and 62,500 Third Options) vesting January 13, 2015, the third instalment of 187,500 options (consisting of 62,500 First Options, 62,500 Second Options and 62,500 Third Options) vesting March 13, 2015 and the fourth instalment of 187,500 options (consisting of 62,500 First Options, 62,500 Second Options and 62,500 Third Options) vesting July 13, 2015. All of these options will expire 5 years after the date of grant. The grant is subject to the execution of a stock option agreement by Streicher, the terms of the Company’s 2011 amended stock option plan and approval by the TSX Venture Exchange.

MNP is an international oil and gas company with primary focus on exploration and development in Central Asia and Mongolia. Through its 1.2% equity interest in Petromanas Energy Inc., a Canadian public company, MNP participates in exploration projects in Albania, France and Australia. In Tajikistan MNP owns 90% working interest in a Production Sharing Agreement covering the license areas Zapadnyi and Severo-Zapadnyi in the Soughd region through its wholly-owned subsidiary DWM Petroleum AG. In Mongolia, MNP owns 74% working interest in two Production Sharing Contracts covering Blocks XIII and XIV through its wholly-owned subsidiary DWM Petroleum AG.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information please contact:

Peter-Mark Vogel
Chief Financial Officer & Corporate Secretary
MNP Petroleum Corp.
Bahnofstr. 9, P.O. Box 155
6341, Baar
Switzerland

Phone: +41 44 718 10 30
Fax: +41 44 718 10 39

Email: info@mnppetroleum.com
Web: www.mnppetroleum.com